News Release                                Contact: John C. Warren, President
                                                     and Chief Executive Officer
                                                     Telephone: (401) 348-1200
                                                     Date:  December 22, 1997
                                                     FOR IMMEDIATE RELEASE

                Washington Trust Announces Stock Repurchase Plan

Westerly, Rhode Island --Washington Trust Bancorp, Inc. (Nasdaq National Market:
WASH), parent of The Washington Trust Company, today announced that its Board of Directors has authorized the repurchase of up to 150,000 shares of the company's stock, or approximately 2.3% of its outstanding shares.

John C. Warren, President and Chief Executive Officer of Washington Trust, stated, "This program exemplifies our commitment to enhancing shareholder value. We have a strong capital position which allows us to consider repurchases based on market conditions and future earnings."

The Board resolution provides for the repurchase of common stock on the open market or in privately negotiated transactions from time to time at market prices. The current plan replaces a June 1996 authorization to repurchase 130,500 shares, as adjusted for a November stock split, of which approximately 91,000 shares have been repurchased to date. There is no guarantee as to the exact number of shares to be repurchased. The company's present plan is to hold the repurchased shares as treasury stock to be used for general corporate purposes.

The Washington Trust Company, founded in 1800, offers a full range of financial services, including trust and investment management, through its eleven branch offices in southern Rhode Island and southeastern Connecticut. The Company recently announced plans to open a financial services office in New London, Connecticut in early 1998.



                                  (Logo here)
                         Washington Trust Bancorp, Inc.
                  23 Broad Street Westerly, Rhode Island 02891
                    Telephone 401-348-1200 Fax 401-348-1386








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